Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Brad Carmony 901-568-3088 bcarmony@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports Second Quarter 2020 Results

•Net income of $265.5 million ($1.30 per diluted common share) for the second quarter of 2020; after-tax adjusted operating income was $250.1 million ($1.23 per diluted common share).

•Strong balance sheet and liquidity with holding company cash of $1.6 billion; weighted average risk-based capital ratio of approximately 370 percent.

•After-tax adjusted operating statutory income of $327.0 million for the second quarter of 2020.

•Core business segments generated 1.7 percent growth in premium income despite a challenging environment for sales.

•High mortality experienced in group life, voluntary life, and long-term care in the current pandemic environment.

CHATTANOOGA, Tenn. (July 28, 2020) - Unum Group (NYSE: UNM) today reported net income of $265.5 million ($1.30 per diluted common share) for the second quarter of 2020, compared to net income of $281.2 million ($1.33 per diluted common share) for the second quarter of 2019.

Included in net income for the second quarter of 2020 is an after-tax impairment loss on the right-of-use (ROU) asset related to one of our operating leases for office space that we are no longer using to support our general operations of $10.0 million ($0.05 per diluted common share), as well as a net after-tax realized investment gain on the Company’s investment portfolio of $25.4 million ($0.12 per diluted common share). Included in net income for the second quarter of 2019 is a net after-tax realized investment loss on the Company's investment portfolio of $5.7 million ($0.03 per diluted common share). Excluding the items above, after-tax adjusted operating income was $250.1 million ($1.23 per diluted common share) in the second quarter of 2020, compared to $286.9 million ($1.36 per diluted common share) in the second quarter of 2019.

“In the middle of a very challenging environment our team executed well and we are proud of our responsiveness to our customers in this time of need. We also produced solid second quarter financial results, with good operating profits and continued financial strength." said Richard P. McKenney, president and chief executive officer. "As we look to the second half of the year there is still uncertainty to the path of the pandemic and its corresponding effects. We will continue to adapt to the changing landscape as we serve the needs of our customers."

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $231.9 million in the second quarter of 2020, a decrease of 8.8 percent from $254.3 million in the second quarter of 2019. Premium income for the segment increased 1.2 percent to $1,522.7 million in the second quarter of 2020, compared to premium income of $1,504.5 million in the second quarter of 2019. Net investment income for the segment decreased 3.9 percent to $176.9 million in the second quarter of 2020, compared to $184.1 million in the second quarter of 2019.

Within the Unum US operating segment, the group disability line of business reported a 9.1 percent decrease in adjusted operating income to $76.0 million in the second quarter of 2020, compared to $83.6 million in the second quarter of 2019. Premium income for the group disability line of business increased 3.1 percent to $664.6 million in the second quarter of 2020, compared to $644.8 million in the second quarter of 2019, driven by growth in the in-force block resulting from higher prior period sales, partially offset by lower persistency. Net investment income decreased 2.4 percent to $96.5 million in the second quarter of 2020, compared to $98.9 million in the second quarter of 2019, driven by a decline in the yield and level of invested assets. The benefit ratio for the second quarter of 2020 was 72.8 percent, compared to 74.7 percent in the second quarter of 2019, due primarily to higher claim recoveries in our group long-term disability product line, partially offset by higher claims incidence. Group long-term disability sales were $55.2 million in the second quarter of 2020, an increase of 13.3 percent from $48.7 million in the second quarter of 2019. Group short-term disability sales were $29.6 million in the second quarter of 2020, a decrease of 19.1 percent from $36.6 million in the second quarter of 2019. Persistency in the group long-term disability product line was 89.4 percent for the first half of 2020, compared to 90.5 percent for the first half of 2019. Persistency in the group short-term disability product line was 86.9 percent for the first half of 2020, compared to 90.3 percent for the first half of 2019.

The group life and accidental death and dismemberment line of business reported adjusted operating income of $19.4 million in the second quarter of 2020, a decrease of 69.1 percent from $62.7 million in the second quarter of 2019. Premium income for this line of business decreased 1.2 percent to $456.3 million in the second quarter of 2020, compared to $461.7 million in the second quarter of 2019, driven primarily by lower sales and persistency. Net investment income decreased 13.7 percent to $23.3 million in the second quarter of 2020, compared to $27.0 million in the second quarter of 2019, due primarily to a decline in the yield on invested assets and lower miscellaneous investment income. The benefit ratio in the second quarter of 2020 was 81.8 percent, compared to 72.9 percent in the second quarter of 2019, due primarily to higher claims incidence in the group life product line resulting from the impacts of COVID-19. Sales of group life and accidental death and dismemberment products increased 5.2 percent in the second quarter of 2020 to $56.6 million, compared to $53.8 million in the second quarter of 2019. Persistency in the group life product line was 88.6 percent for the first half of 2020, compared to 91.2 percent for the first half of 2019. Persistency in the accidental death and dismemberment product line was 87.8 percent for the first half of 2020, compared to 90.1 percent for the first half of 2019.

The supplemental and voluntary line of business reported an increase of 26.4 percent in adjusted operating income to $136.5 million in the second quarter of 2020, compared to $108.0 million in the second quarter of 2019. Premium income for the supplemental and voluntary line of business increased 1.0 percent to $401.8 million in the second quarter of 2020, compared to $398.0 million in the second quarter of 2019, with growth in the individual disability and dental and vision product lines, mostly offset by a decline in the voluntary benefits product line. Net investment income decreased 1.9 percent to $57.1 million in the second quarter of 2020, compared to $58.2 million in the second quarter of 2019, due to a decline in the yield on invested assets, partially offset by an increase in the level of invested assets. The benefit ratio for the individual disability product line was 52.8 percent for the second quarter of 2020, compared to 53.5 percent for the second quarter of 2019, due to favorable claim recoveries and higher mortality

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

experience. The benefit ratio for the voluntary benefits product line was 43.1 percent in the second quarter of 2020, compared to 42.5 percent for the second quarter of 2019, due to lower policy terminations, partially offset by lower claim incidence. The benefit ratio for the dental and vision product line was 36.0 percent for the second quarter of 2020, compared to 71.6 percent for the second quarter of 2019, driven by lower claims incidence due to the impacts of COVID-19. Relative to the second quarter of 2019, sales in the individual disability product line were generally consistent in the second quarter of 2020 at $14.2 million. Sales in the voluntary benefits product line declined 13.0 percent in the second quarter of 2020 to $47.0 million. Sales in the dental and vision product line totaled $12.7 million for the second quarter of 2020, a decrease of 10.6 percent compared to the second quarter of 2019. Persistency in the individual disability product line was 90.1 percent for the first half of 2020, compared to 90.3 percent for the first half of 2019. Persistency in the voluntary benefits product line was 73.0 percent for the first half of 2020, compared to 72.7 percent for the first half of 2019. Persistency in the dental and vision product line was 81.7 percent for the first half of 2020, compared to 84.7 percent for the first half of 2019.

Unum International

The Unum International segment reported adjusted operating income of $15.1 million in the second quarter of 2020, a decrease of 50.8 percent from $30.7 million in the second quarter of 2019. Premium income decreased 0.9 percent to $157.1 million in the second quarter of 2020, compared to $158.6 million in the second quarter of 2019. Net investment income decreased 41.3 percent to $26.3 million in the second quarter of 2020, compared to $44.8 million in the second quarter of 2019. Sales increased 1.3 percent to $30.1 million in the second quarter of 2020, compared to $29.7 million in the second quarter of 2019.

The Unum UK line of business reported adjusted operating income, in local currency, of £10.1 million in the second quarter of 2020, a decrease of 55.5 percent from £22.7 million in the second quarter of 2019. Premium income was £111.7 million in the second quarter of 2020, an increase of 1.9 percent from £109.6 million in the second quarter of 2019, driven by sales growth and the impact of rate increases in the group long-term disability product line. Net investment income was £19.9 million in the second quarter of 2020, a decrease of 40.6 percent from £33.5 million in the second quarter of 2019, due to lower miscellaneous investment income resulting from a higher than normal level of bonds calls in the second quarter of 2019, lower investment income from inflation index-linked bonds which we invest in to support the claim reserves associated with certain group policies that provide for inflation-linked increases in benefits, and a decline in the yield on fixed-rate bonds. The benefit ratio in the second quarter of 2020 was 82.5 percent, compared to 85.6 percent in the second quarter of 2019, due to lower inflation-linked experience in benefits related to our group products and the reduction in the claim reserve discount rate to recognize the impact on future portfolio yields from the higher than normal level of bond calls experienced during the second quarter of 2019, partially offset by lower claim resolutions due to disruption in our claims processes and higher claims incidence in the group life product line, both resulting from the impacts of COVID-19. Sales increased 5.8 percent to £21.9 million in the second quarter of 2020, compared to £20.7 million in the second quarter of 2019. Persistency in the group long-term disability product line was 87.7 percent for the first half of 2020, compared to 89.5 percent for the first half of 2019. Persistency in the group life product line was 83.0 percent for the first half of 2020, compared to 88.4 percent for the first half of 2019. Persistency in the supplemental product line was 90.5 percent for the first half of 2020, compared to 92.2 percent for the first half of 2019.

Colonial Life Segment

Colonial Life reported a 7.7 percent increase in adjusted operating income to $90.9 million in the second quarter of 2020, compared to $84.4 million in the second quarter of 2019. Premium income increased 4.2 percent to $438.6 million in the second quarter of 2020, compared to $420.9 million in the second quarter of 2019, driven primarily by growth in the in-force block resulting from prior period sales growth and stable persistency. Net investment income was $36.8 million in the second quarter of 2020, which was generally consistent with the $37.2 million in the second quarter of 2019. The benefit ratio was 50.7 percent in the second quarter of 2020, compared to 51.4 percent in the second quarter of 2019, with favorable experience in the accident, sickness, and disability and cancer and critical illness lines of business, partially offset by unfavorable experience in the life product line.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Sales decreased 43.0 percent to $72.3 million in the second quarter of 2020, compared to $126.9 million in the second quarter of 2019. Persistency in Colonial Life was 77.5 percent for the first half of 2020, compared to 77.1 percent for the first half of 2019.

Closed Block Segment

The Closed Block segment reported adjusted operating income of $36.7 million in the second quarter of 2020, an increase of 8.9 percent from $33.7 million in the second quarter of 2019. Premium income for this segment declined 3.4 percent in the second quarter of 2020, compared to the second quarter of 2019, due to continued policy terminations and maturities in the individual disability line of business, partially offset by premium rate increases on certain in-force business in the long-term care line of business. Net investment income decreased 8.0 percent to $326.3 million in the second quarter of 2020, compared to $354.5 million in the second quarter of 2019, due primarily to a decline in the net asset values on our private equity partnerships, which are booked on a one-quarter lag and reflect the impact of COVID-19 on economic conditions during the first quarter of 2020, partially offset by an increase in the level of invested assets.

The interest adjusted loss ratio for the long-term care line of business was 67.0 percent in the second quarter of 2020, compared to an interest adjusted loss ratio of 87.4 percent in the second quarter of 2019, driven primarily by higher claimant mortality and lower submitted claims. The interest adjusted loss ratio for long-term care for the rolling twelve months ended June 30, 2020 was 81.1 percent which is below our expected range. The interest adjusted loss ratio for the individual disability line of business was 89.5 percent in the second quarter of 2020, compared to 81.3 percent in the second quarter of 2019, driven primarily by higher submitted claims.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $58.1 million in the second quarter of 2020, which excludes the impairment loss on the ROU asset of $12.7 million, compared to an adjusted operating loss of $43.8 million in the second quarter of 2019.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 203.7 million for the second quarter of 2020, compared to 211.1 million for the second quarter of 2019. Shares outstanding totaled 203.5 million at June 30, 2020. The Company did not repurchase shares during the first half of 2020 and will not repurchase shares for the remainder of 2020.

Capital Management

At June 30, 2020, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 370 percent, and cash and marketable securities in the holding companies equaled $1,553 million.

The Company intends to continue to pay its common stock dividend at the current rate.

Book Value

Book value per common share as of June 30, 2020 was $51.90, compared to $45.11 at June 30, 2019.

Outlook

Due to the uncertain economic environment caused by the COVID-19 pandemic, the Company is suspending its financial guidance for the remainder of 2020.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals. We exclude these items as we believe them to be infrequent or unusual in nature, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, July 29, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the second quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is (800) 353-6461 for U.S. and Canada (pass code 6771105). For international, the dial-in number is (334) 323-0501 (pass code 6771105). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, August 5 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 6771105.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2020 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $12.0 billion in 2019 and provided $7.5 billion in benefits.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about expectations for future shareholder dividends, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (14) ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) effectiveness of our risk management program; (17) contingencies and the level and results of litigation; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) fluctuation in foreign currency exchange rates; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2019, as updated or supplemented from time to time in subsequent filings. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Revenue
Premium Income	$2,368.7	$2,343.1	$4,740.1	$4,681.8
Net Investment Income	569.0	624.9	1,154.0	1,219.6
Net Realized Investment Gain (Loss)	33.8	(7.3)	(110.2)	(6.2)
Other Income	49.7	56.0	108.4	109.1
Total Revenue	3,021.2	3,016.7	5,892.3	6,004.3

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,882.8	1,902.6	3,737.6	3,743.4
Commissions	273.0	284.4	552.2	574.5
Interest and Debt Expense	47.5	42.6	93.2	84.7
Deferral of Acquisition Costs	(149.9)	(170.3)	(311.9)	(344.0)
Amortization of Deferred Acquisition Costs	140.7	151.6	316.9	322.2
Other Expenses	489.5	453.8	964.6	918.2
Total Benefits and Expenses	2,683.6	2,664.7	5,352.6	5,299.0

Income Before Income Tax	337.6	352.0	539.7	705.3
Income Tax Expense	72.1	70.8	113.2	143.2

Net Income	$265.5	$281.2	$426.5	$562.1

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.30	$1.33	$2.10	$2.64
Assuming Dilution	$1.30	$1.33	$2.10	$2.64

Weighted Average Common Shares - Basic (000s)	203,624.3	211,068.7	203,466.9	212,672.8
Weighted Average Common Shares - Assuming Dilution (000s)	203,671.1	211,112.6	203,515.2	212,761.1
Outstanding Shares - (000s)			203,484.7	209,575.2

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30
	2020		2019
	(in millions)	per share *	(in millions)	per share *
Net Income	$265.5	$1.30	$281.2	$1.33
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $8.4; $(1.6))	25.4	0.12	(5.7)	(0.03)
Impairment Loss on ROU Asset (net of tax benefit of $2.7; $— )	(10.0)	(0.05)	—	—
After-tax Adjusted Operating Income	$250.1	$1.23	$286.9	$1.36

* Assuming Dilution

	June 30
	2020		2019
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,561.4	$51.90	$9,453.1	$45.11
Excluding:
Net Unrealized Gain on Securities	963.1	4.74	286.9	1.37
Net Gain on Hedges	186.2	0.91	218.0	1.04
Subtotal	9,412.1	46.25	8,948.2	42.70
Excluding:
Foreign Currency Translation Adjustment	(348.2)	(1.71)	(307.6)	(1.46)
Subtotal	9,760.3	47.96	9,255.8	44.16
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(473.9)	(2.33)	(439.8)	(2.10)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$10,234.2	$50.29	$9,695.6	$46.26

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9